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                                                                   Exhibit 10.18

                  EMPLOYMENT TERMINATION AND RELEASE AGREEMENT

       This Agreement is entered into between Mark Housley (the "Employee") and Digital Origin, Inc. (the "Company"), a wholly owned subsidiary of Media 100, Inc. ("M100"), and M100 as of the "Effective Date" identified in the signature block below. Employee is an employee of the Company and an officer and director of M100. The parties desire to memorialize the circumstances under which the Employee's employment relationship with the Company will terminate. The Employee, the Company and M100 therefore agree as follows:

       1. The Employee will resign as an officer of Media 100 and will terminate his employment relationship with the Company as of November 3, 2000 (the "Resignation Date"), and in consideration of the benefits set forth below the Company will pay Employee the "Final Payment" (defined below) on January 1, 2001 (the "Termination Date") and make a "Supplemental Stock Option Grant" attached to this agreement. The Final Payment is $190,093.85 (one hundred ninety thousand ninety-three dollars and eighty-five cents). The Supplemental Stock Option Grant will be fully vested as of the Resignation Date and will expire on March 8, 2002. This Grant is for 56,250 shares with a strike price of $20.44. Through the Resignation Date, the Employee will continue to receive his current salary under normal payroll procedures along with all existing employee benefits that continue to be made available to senior executives of the Company (or any replacement benefits), including the vesting of any stock options granted by the Company or M100. In any event, the Company agrees that Employee is entitled to exercise all existing stock options that vest by the Resignation Date and has ninety days after Resignation Date to do so (to be extended day for day for any blackouts or other restrictions on disposition).

       2. Employee agrees to remain on M100's board of directors and to stand for re election at the next annual meeting of shareholders. Employee may resign his board seat on notice to M100, however. Despite the provisions of Section 3 below, the Company and M100 agree to defend, indemnify and hold Employee harmless from all loss, liability, claims and expense, including reasonable attorneys' and experts' charges, occasioned by Employee's employment and executive officer and director capacities to the extent required by California law or existing agreement.

       3. As of the Effective Date, Employee agrees that the foregoing terms are in full satisfaction of all obligations of the Company and M100 to the Employee arising out of or in connection with his employment including without limitation, all salary, bonuses, accrued vacation, sick pay, reimbursement of expenses, statutory and contractual notice requirements, and that the Final Payment and Supplemental Stock Option Grants constitute consideration for the covenants and releases of the Employee described below.

The Employee acknowledges his understanding that he may take twenty-one days to consider this Agreement and that he has been advised to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that he understands that he may revoke this Agreement within seven days of his execution of this agreement.

As of the Termination Date, the Employee acknowledges that he has no claims against the Company based on his employment by the Company or his separation therefrom and irrevocably, fully and finally releases the Company, its parent, subsidiaries, affiliates, successors, officers, agents and employees from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, that Employee ever had, now has, or may in the future have, that may be alleged to arise out of or in connection with his previous, current or future employment with the Company, or separation therefrom, including, not by way of limitation, any claims for options, stock, wages, bonuses, or expense reimbursement, and any claims that any terms of his employment with the Company or any circumstances of his separation were



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wrongful, in breach of any obligation of the Company or in violation of any rights, contractual, statutory or otherwise, of the Employee, including but not limited to rights arising under federal or state age discrimination and older workers protection statutes. In this regard, the Employee waives any rights conferred by California Civil Code Section 1542 which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Despite the foregoing, Employee has the right to enforce the provisions of this Agreement (including the Supplemental Stock Option Grants) or to pursue claims that accrue after the Effective Date. Moreover, Employee reserves the right to rescind this Agreement in the event that the Company or M100 makes any claim against Employee with respect to matters accruing prior to the Effective Date. Late payments bear interest at the rate of one percent per month. The prevailing party in any dispute is entitled to recover its attorneys' and experts' charges.

       4. The Employee and the Company agree to keep the terms of this Agreement confidential, except to the extent required by law or as mutually agreed or as necessary in seeking professional legal or accounting advice.

       5. The Employee acknowledges that during his employment she has had access to confidential proprietary information of the Company and of third parties and acknowledges his obligation by prior agreement and at common law to continue to hold such information in confidence and neither disclose and/or use such information, despite the termination of his employment. The Employee confirms that he has returned all copies and records in any form of such information and other Company property to the Company.

       6. The Employee agrees that he shall not knowingly make any statement, written or oral which disparages the Company or its representatives, employees, products, accounting or business practices, and the Company agrees that it shall not knowingly make any form of statement disparaging the Employee. After the Resignation Date, Employee shall not knowingly seek reemployment with the Company or M100, unless requested to do so by the Company or M100.

       7. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the employment of the Employee by the Company and the separation of the Employee from the Company and M100. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is sought to be enforced.

The Effective Date is:  10/20/2000

Employee--Mark Housley

                                            Date:
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By:                                         Date:
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Steven Shea
Chief Financial Officer
Media 100 Inc.